Exhibit 10.1
LEASE AMENDMENT - TERMINATION AGREEMENT
1.    Identification of Parties. This Lease Amendment - Termination Agreement (the "Agreement") dated for identification purposes as of August 21, 2025, is made and entered into by and between LANDING 4 INDUSTRIAL, LLC, a Delaware limited liability company ("Lessor"), and EMV AUTOMOTIVE USA INC., a Nevada corporation ("Lessee").
2.    Recitals.
2.1    Lessor (successor-in-interest to DM Landing 3 Sub LLC, a Delaware limited liability company, as successor-in-interest to Marwest Properties VII, LLC, an Arizona limited liability company) and Lessee are parties to that certain Lease Agreement dated as of March 15, 2021, as amended by that certain First Amendment to Lease Agreement dated as of August 5, 2021 (collectively, the “Lease”), pursuant to which Lessor leases to Lessee and Lessee leases from Lessor those certain premises containing approximately 235,094 square feet of space located at 8127 East Ray Road, Mesa, Arizona (the “Premises") as more particularly described in the Lease.
2.2    Lessee’s obligations under the Lease are guaranteed by XOS, INC., a Delaware corporation (“Guarantor”).
2.3    The current expiration date of the Lease is February 28, 2033.
2.4    Lessee has requested, and Lessor has agreed, to terminate the Lease prior to the scheduled expiration date, subject to the terms and conditions contained in this Agreement.
2.5    All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Lease.
3.    Agreement to Terminate Lease.
3.1    Each and all of the foregoing recitals and background facts are incorporated herein by this reference as though set forth in full herein.
3.2    Subject to the satisfaction of the conditions contained herein, effective on the last to occur of (i) the mutual execution and delivery of this Agreement, (ii) August 1, 2025, and (iii) the date Lessee fulfills its obligations under the Lease, as amended hereby, including, without limitation, the Premises Work (defined below) and vacates the Premises in the condition required under the Lease (the date of the last to occur of subclauses (i) – (iii) above is herein referred to as the "Termination Date"), (A) Lessee hereby transfers, assigns and surrenders to Lessor all of Lessee's right, title and interest in, to and under the Lease and the Premises including, without limitation, all of Lessee's right, title and interest in and to any improvements, alterations and additions located in or about the Premises following completion of the Premises Work and (B) effective as of 11:59 p.m. on the date Lessee delivers vacant possession of the Premises to Lessor with the Premises Work completed and otherwise in the condition required under the Lease, as amended herein, the Lease shall be terminated and canceled, as if the Termination Date was set forth in the Lease as the expiration date of the current term of the Lease.
3.3    Notwithstanding anything to the contrary contained in the Lease, Lessee shall complete the following work in the Premises (“Premises Work”) by the date that is the later of (i) August 1, 2025, and (ii) thirty (30) days after Lessor notifies Lessee that the New Lease (defined below) has been executed by the New Lessee, in a good and workmanlike manner, in compliance with all applicable laws and the terms of the Lease, and subject to Lessor’s approval, all at Lessee’s sole cost and expense:

(a)    Remove the carwash and dyno.
(b)    Remove all electrical drops/cabling and plumbing currently extending from the ceiling to floor level throughout the warehouse area of the Premises.
(c)    Repair and fill the slab with concrete so that it is flush with the existing floor.
        Lessee shall directly contract with and pay any contractors for the Premises Work directly. Upon completion of the Premises Work, and provided Lessee is not then in default under the Lease, as hereby amended, Lessor shall release to Lessee a portion of the Security Deposit equal to Lessee’s actual out-of-pocket expenses (included the fees charged by its contractors for such work) incurred in performing the Premises Work, subject to the following conditions: (i) Lessee has delivered to Lessor unconditional mechanic lien waivers in statutory form for all Premises Work, together with an accounting of all funds expended on the Premises Work, and evidence of payment (which shall include, without limitation, copies of paid invoices) for all materials and labor provided in connection with the Premises Work; (ii) no liens have been recorded against the Premises or the Project as a result of the Premises Work; (iii) the work has been completed in a good and workmanlike manner in accordance with the approved plans and specifications (if applicable), and the terms of the Lease; and (iv) Lessor has reasonably approved of the same. If the foregoing conditions have been satisfied, Lessor shall release to Lessee the applicable portion of the Security Deposit within fifteen (15) business days after Lessee’s written request therefor.
3.4    Lessor and Lessee acknowledge and agree that the termination of the Lease shall be contingent upon Lessor entering into a new lease for the Premises (the “New Lease”) with Sonepar Mountain Holdings, LLC, or another lessee acceptable to Lessor (“New Lessee”), in a form satisfactory to Lessor in Lessor’s sole and absolute discretion, which New Lease shall provide, among other things, that the term under the New Lease shall commence immediately following the effective termination of the Lease pursuant to this Agreement. Lessor shall notify Lessee in writing promptly after the New Lease has been fully executed and delivered.
3.5    Lessor's agreement to accept the termination of the Lease and surrender of the Premises is further subject to and contingent upon the occurrence of all of the following conditions:
(a)    Through the Termination Date, Lessee shall continue to fulfill the obligations of the Lessee under the Lease.
(b)    On or before the Termination Date, Lessee shall have (1) removed, at Lessee's sole cost and expense, any and all of Lessee's trade fixtures, equipment and inventory located within the Premises; provided, however, that Lessee shall leave in place the existing office furniture (including, without limitation, the existing desks, chairs, tables and partitions currently in the Premises) and all nine (9) existing EV automotive chargers, all in their current as-is condition, and upon the Termination Date, all such items shall become the property of Lessor, (2) completed the Premises Work and delivered the Premises to Lessor in the condition required under the Lease, as amended herein, (3) paid all past and current Base Rent, Common Area Operating Expenses and Additional Rent (collectively, “Rent”) due under the Lease through the Termination Date, and (4) paid the “Leasing Commissions Payment” (defined below). As used herein, the “Leasing Commissions Payment” shall mean an amount equal to the leasing commissions payable in connection with the New Lease, which amount is currently anticipated to be approximately One Million Three Hundred Forty-One Thousand Nine Hundred Fifty-Six Dollars ($1,341,956). Lessor shall inform Lessee of the actual amount of the Leasing Commissions Payment as soon as it has been determined. The parties agree to establish an escrow account (“Escrow”) with Fidelity National or another nationally recognized escrow or title company acceptable to Lessor (“Escrow Holder”) to facilitate the parties’ delivery of the documents required hereunder and to hold the Leasing Commissions Payment until the following conditions are satisfied: (i) the New Lease has been fully executed, (ii) this Agreement has been fully executed, and (iii) Lessee has engaged its contractor to perform the Premises Work. Such payment shall be in addition to, and not in lieu of, Lessee’s payment of all other amounts due under the Lease through the Termination Date, in addition to all other amounts due under this Agreement. Upon each party’s execution of this Agreement, such party shall deliver a copy of their signatures to Escrow Holder. Further, Lessee shall pay the Leasing Commissions Payment to Escrow Holder concurrently with Lessee’s delivery of its signature page of this Agreement. Lessor shall deposit a Lessor- executed copy of the New Lease with Escrow Holder and shall deliver a New Lessee-executed counterpart of the New Lease with Escrow Holder upon receipt. Upon Escrow Holder’s receipt of each of the foregoing items into Escrow, and written confirmation thereof is delivered to each of the parties indicating the conditions under subparagraphs (i) through (iii) above have been satisfied, then Escrow Holder shall distribute the executed counterpart signature pages of this Agreement to the respective parties and the Leasing Commissions Payment to Lessor without further instruction from the parties and in accordance with Escrow Holder’s written instructions. If Escrow Holder so requires, Lessee shall execute such additional documents requested by Escrow Holder in order to release the Leasing Commissions Payment to Lessor without delay. If the conditions required under this Agreement are not satisfied by December 31, 2025, then the Escrow shall be cancelled, and the documents and payments deposited by each party shall be returned to such party, and the Lease shall continue in full force and effect.
(c)    Lessee shall not be in default under the Lease which default remains uncured as of the Termination Date.
(d)    If Lessee fails to vacate and surrender the Premises in the condition required on or before the Termination Date, or otherwise fails to satisfy the conditions set forth in this Agreement, then the Lease shall not be terminated but shall continue in full force and effect, and Lessee shall continue to be obligated to pay all Rent and costs due under the Lease until Lessee has vacated and surrendered the Premises to Lessor, and each of the foregoing conditions have been satisfied.
3.6    In consideration of Lessor accepting the early termination of the Lease pursuant to this Agreement, and in addition to Lessee’s payment of the Leasing Commissions Payment, Lessee acknowledges and agrees that Lessee shall pay the following to Lessor (collectively, the “Additional Termination Payments”):
(a)    Commencing on the Termination Date and continuing through the last day of 18th full calendar month thereafter (the “Additional Payment Period”), Lessee shall make monthly payments to Lessor as follows:

Additional Payment Period	Monthly Additional Termination Payments
Termination Date through the last day of the 10th calendar month thereafter	$154,296.69
First day of the 11th calendar month following the Termination Date through the last day of the 18th calendar month thereafter	$160,409.13
(b)    Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Lessee shall not be obligated to pay its share of Operating Expenses following the Termination Date.
(c)    In consideration of Lessor accepting the early termination of the Lease pursuant to this Agreement, and in addition to Lessee’s payment of the Leasing Commissions Payment and the monthly Additional Termination Payments, Lessee and Guarantor hereby irrevocably and unconditionally acknowledge and agree that, except as otherwise provided in this Agreement, as of the date of this Agreement, Lessor shall retain the entirety of the Security Deposit and notwithstanding the termination of the Lease, all of the terms and provisions and all rights and remedies of Lessor with regard to the Security Deposit set forth in the Lease are incorporated herein by reference as though set forth herein verbatim, including, without limitation, Lessor’s right to utilize the Security Deposit to cure any Lessee default under the Lease, as amended herein. As of the date of this Agreement, neither Lessee nor Guarantor shall have any further right, claim, or interest of any kind whatsoever to any portion of the Security Deposit, except as otherwise provided in this Agreement, and Lessee and Guarantor hereby expressly waive and relinquish any such rights, claims, or interests.
4.     Acceptance and Release. Effective as of the Termination Date, Lessee and its successors and assigns, officers, directors, employees, members, agents, shareholders, advisors, representatives, guarantors, attorneys and franchisees thereof, and each of them past and present, both individually and in their corporate capacities (collectively, the “Lessee Parties”), hereby irrevocably and unconditionally release and discharge the Lessor and its respective successors and assigns, officers, directors, employees, members, agents, shareholders, advisors, representatives, guarantors and attorneys thereof, and each of them past and present, both individually and in their corporate capacities (collectively, the "Lessor Parties"), from and against any and all claims, rights, contentions, demands, causes of action, suits, proceedings, debts, liens, damages, accounts, obligations and liabilities whatsoever, whether now known or unknown, suspected or unsuspected, which the Lessee Parties now have, own or hold, or at any time heretofore had, owned or held, or may hereafter have, own or hold against any and all of the Lessor Parties by reason of any act, cause, omission, matter, event, thing, or state of facts whatsoever occurring, arising, done, omitted, existing or suffered to be done at any time whatsoever, in connection with, arising out of or relating to the Lease or the Premises.
5.    Representations. As a material inducement and consideration to Lessor to consent to the terms of this Agreement, Lessee hereby represents and warrants to Lessor the truth of the following statements: (i) a true, complete and correct copy of the Lease is attached hereto as Exhibit “A”, and the Lease, as modified by this Agreement, constitutes the entire agreement between Lessor and Lessee with respect to the Premises, is presently in full force and effect, and has not been further modified, changed, altered, assigned, supplemented or amended in any respect; (ii) as of the date of this Agreement, Lessee has not assigned, encumbered or hypothecated its interest in the Lease; (iii) the Lease is the only lease or agreement, written or oral, between Lessor and Lessee affecting or relating to the Premises; (iv) no other party currently occupies the Premises; (v) Lessee has no offsets, claims, or defenses to the enforcement of the Lease; (vi) no actions, whether voluntary or otherwise, are pending against Lessee under the bankruptcy laws of the United States or any state thereof; (vii) as of the date hereof, Lessor and Lessee are not in default under the Lease and have not committed any breach of the Lease; no event has occurred which, but for the passing of time or for the giving or receipt of notice, or both, would constitute a default under the Lease; and no notice of default has been given under the Lease; (viii) the use, maintenance and operation of the Premises comply with all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (collectively, “Environmental Laws”); (ix) Lessee has not received any notices, written or oral, of violation of any Environmental Laws or of any allegation which, if true, would contradict anything contained in this Agreement and there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, proceedings or investigations pending or threatened against Lessee relating to the use, maintenance or operation of the Premises, nor is Lessee aware of a basis for any such proceeding; and (x) all obligations of Lessor under the Lease to construct improvements on, and to make repairs to, the Premises have been performed by Lessor and accepted by Lessee, and Lessee has no claims against Lessor in connection therewith.
6.    Attorneys' Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise involving this Agreement, the court in such action may, to the extent the court deems appropriate, award a reasonable sum as attorneys' fees to the party who, in light of the issues litigated and the court's decision on those issues, was more successful in the action. The more successful party need not be the party who recovers a judgment in the action.

7.    Miscellaneous.
7.1    Entire Agreement. This Agreement, together with the Lease, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings of any kind, whether written or oral, with respect thereto. Any conflict between the terms of this Agreement and the terms of the Lease shall be resolved in the favor of this Agreement.
7.2    Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and to all their respective officers, directors, partners, principals, employees, representatives, agents, successors and assigns.
7.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
7.4    Electronic Delivery. This Agreement may be signed and delivered by facsimile or electronically by email, and the same facsimile or “pdf” signatures will constitute original signatures with all force and effect of law.
SIGNATURES ON FOLLOWING PAGE(S)
REMAINDER OF PAGE INTENTIONALLY BLANK

SIGNATURE PAGE TO LEASE AMENDMENT - TERMINATION AGREEMENT
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“Lessor” LANDING 4 INDUSTRIAL, LLC, a Delaware limited liability company By: /s/ Brodie Ruland_________ Name: _____________________ Its: ________________________	“Lessee” EMV AUTOMOTIVE USA INC., a Nevada corporation By: /s/ Dakota Semler_________ Name: Dakota Semler Its: Authorized Officer

ACKNOWLEDGED AND AGREED:
“GUARANTOR”
XOS, INC.,
a Delaware corporation

By: /s/ Dakota Semler_________
Name: Dakota Semler
Its: Chairman and CEO